SUPPLEMENT No. 6 DATED June 2, 2014 (To Prospectus dated May 11, 2010)	Rule 424(b)(3) Registration No. 333-165973

NEURALSTEM, INC.

5,163,956 Shares of Common Shares

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with that certain prospectus, dated May 11, 2010, related to the resale of our common stock from time to time by certain shareholders (“Prospectus”), of Neuralstem, Inc. (”Company”), as well as all prior supplements thereto. This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all prior supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 3 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

SELLING SHAREHOLDERS

The Company has been notified by JMG Triton Offshore Fund, Ltd. (“Triton”) that 165,000 Series C common stock purchase warrants have been transferred. Accordingly, the Selling Shareholder table is being amended with regard to these transfers in order to update the new selling shareholder’s identity and to decrease Triton’s ownership accordingly. Unless amended, all other information contained in the selling shareholder table, as previously modified or amended, is unaffected:

	Common Shares Owned Before Sale					Common Shares Owned After Sale
	Held Outright	Warrants/Options	Amount	% of class	Shares being registered	Amount	% of Class
Pacific Capital Management, LLC (1)(2)	-	165,000	165,000	*	165,000	-	*

*	Less than 1%

(1)	The selling shareholder received the warrants pursuant to a warrant assignment.

(2)	Jonathan M. Glaser has voting and dispositive control with respect to the securities being offered.